Exhibit 99.1
iPASS REPORTS SECOND QUARTER 2005 RESULTS
Broadband and Services Revenue Momentum Continues
     REDWOOD SHORES, Calif. — July 27, 2005 — iPass Inc. (NASDAQ: IPAS) today announced financial results for its second quarter ended June 30, 2005.
     Revenues were $43.1 million, compared with $44.1 million for the first quarter ended March 31, 2005, and $40.4 million for the second quarter of last year. Broadband momentum continued, with broadband revenues growing 47 percent over the previous quarter to approximately $2.1 million, up from approximately $1.4 million in the quarter ended March 31, 2005, and $450,000 for the second quarter in 2004. Service fee revenues, including Endpoint Policy Enforcement security, grew to $5.7 million, up 12 percent over last quarter. Revenues from the company’s dial-up business accounted for 82 percent of revenues in the quarter versus 85 percent for the quarter ended March 31, 2005.
     “We are pleased that broadband and services revenue continued to grow briskly as our customers transition from dial up to secure broadband and wireless,” said Ken Denman, iPass Chairman and CEO. “In addition, the business continued to produce strong cash flow from operations, even as we take new steps to meet our enterprise customers’ needs for greater mobility and security in their broadband and wireless requirements.”
     “This quarter’s top-line performance illustrates the difficulty of accurately anticipating the pace of both the decline of dial-up revenues and the accelerating growth of broadband and service fee revenues,” added Mr. Denman. “Over the longer term, we remain optimistic that we have the products, people and financial resources to capitalize on the new opportunities which are being created as our enterprise customers respond to a rapidly growing mobile workforce.”
     GAAP Results: Operating income for the second quarter was $4.5 million, compared with $7.2 million for the second quarter of 2004. Net income, calculated on the basis of generally accepted accounting principles (GAAP), was $3.3 million, or $0.05 per diluted share, based on 66.1 million fully diluted shares outstanding, compared with $4.5 million, or $0.07 per diluted share, based on 65.9 million fully diluted shares outstanding, for the second quarter of 2004.
     Non-GAAP Results: The following numbers are non-GAAP financial measures and exclude non-cash amortization of stock-based compensation and amortization of intangibles. Investors are encouraged to refer to the discussion later in this press release regarding the reasons why iPass discloses this information, and to the table that reconciles the company’s GAAP results to its non-GAAP results in the back of this press release. Non-GAAP net income for the second quarter was $4.2 million, or $0.06 per diluted share, based on 66.1 million fully diluted shares outstanding, compared with $5.1 million, or $0.08 per diluted share, based on 65.9 million fully diluted shares outstanding, for the same period last year.
Other Financial Highlights
•	The company ended the second quarter with $169 million in cash, cash equivalents and short-term investments, and no debt. The company’s cash balance increased due to strong positive cash flow from operations.

Exhibit 99.1
Business Highlights
•	iPass achieved another major Wi-Fi milestone in the second quarter offering an integrated service with over 21,000 active Wi-Fi hotspots, all available through a single user interface, iPassConnect. iPass finished the second quarter with over 23,000 broadband access points available in 67 countries, including 185 airports and over 6,700 hotels. The company expects to exceed 35,000 integrated broadband access points by the end of 2005.
•	iPass Corporate Access™ was named “Best Enterprise Wi-Fi Product” at this year’s Wireless Broadband Innovation Awards in London held in April.
•	iPass made available a new version of its Endpoint Policy Management security service. The Endpoint Policy Management— Enterprise service permits companies to quickly bring remote and mobile devices into effective compliance with enterprise software policies and to automatically distribute and upgrade software packages, as well as remove unauthorized or “rogue” applications, as soon as an enabled device establishes an Internet connection.
•	iPass announced that it is working with Utimaco, Europe’s leading supplier of IT security solutions, to offer Utimaco customers combined management and security functions for the protection of data at-rest on enterprise remote and mobile devices.
•	iPass unveiled its Universal Policy Enforcement security initiative. This service makes it possible for IT managers to enforce policies and protect networks, data and devices across remote or mobile Internet connection. Through this offering, IT managers can mandate that all connections to the corporate network or Internet go through iPass Connect.

Operational Highlights
•	The company reported that there were over 35,000 broadband users in the month of June 2005, compared with 27,000, 17,000 and 15,000, respectively, in the previous three quarters, highlighting a continued trend for double digit percentage growth in broadband users.
•	iPass added seven new Forbes Global 2000 customers during the second quarter, bringing its total to 270.
Company Outlook
     The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward-looking, and actual results may differ materially.
     For the quarter ended September 30, 2005, iPass projects revenue of approximately $41 million to $44 million, fully diluted GAAP earnings per share of approximately $0.03-0.05 and fully diluted non-GAAP earnings per share of approximately $0.04-0.06. The difference between the projected fully diluted GAAP earnings per share and the projected fully diluted non-GAAP earnings per share of $0.01 is based on expected amortization of stock-based compensation of $250,000, as well as the expected amortization of intangibles of $590,000 for the third quarter of 2005 which, when divided by an expected 66.4 million fully diluted shares outstanding, results in the $0.01 difference.

Exhibit 99.1
Conference Call
     iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).
     The call will be webcast on iPass’ web site at http://investor.ipass.com. A taped replay will also be available until iPass’ earnings call for its third quarter 2005 financial results. The dial-in numbers for the replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 57567806. The replay will be available on the company’s website until the next quarterly conference call at www.ipass.com.
     The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).
Cautionary Statements
     iPass’ projections of its third quarter 2005 financial results under the caption “Company Outlook” in this press release, and iPass’ expectation that the number of its integrated broadband access points will exceed 35,000 by the end of 2005, are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass’ services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass may encounter unexpected technical difficulties in enhancing iPass Policy Orchestration, which could delay or prevent the development of additional features of this product; the risk that security breaches may still occur despite the use of iPass Policy Orchestration by innovative hackers that develop new methods of avoiding security software; the risk that the rate of adoption by enterprises of network security software or integrated secure connectivity solutions will not be as iPass anticipates which, if slow, would reduce or eliminate the purchase of iPass’ Policy Orchestration; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; and iPass may not be able to establish additional relationships with broadband access point providers at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers. Detailed information about potential factors that could affect iPass’ business, financial condition and results of operations is included in iPass’ Quarterly Report on Form 10-Q under the caption “Factors Affecting Operating Results” in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2005 and available at the SEC’s Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Exhibit 99.1
Information Regarding Non-GAAP Financial Measures
     iPass provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Non-GAAP net income and non-GAAP earnings per share exclude the effect of amortization of stock-based compensation and the amortization of intangibles. Management excludes the effect of amortization of stock-based compensation and amortization of intangibles as management does not believe that these charges are directly applicable to the core operating performance of iPass. As a result, management excludes the effect of these charges for budgeting purposes, as well as for analyzing the underlying performance of iPass. Management believes that although GAAP measures are important for investors to understand, providing investors with these non-GAAP measures provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of iPass.
About iPass Inc.
     iPass Inc. (NASDAQ: IPAS) delivers simple and manageable enterprise mobility services, maximizing the productivity of workers as they move between office, home and remote locations. iPass security services — based on unique Policy Orchestration capabilities — work to close the gaps in protecting computers, network assets, user identities and data whenever users connect over the Internet. iPass connectivity services utilize the iPass global virtual network, a unified network of hundreds of dial-up, wireless and broadband providers in over 150 countries. iPass services are the choice of hundreds of Global 2000 corporations including General Motors, John Deere and Mellon Financial. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific. For more information visit www.ipass.com.
     NOTE: iPass(R) is a registered trademark of iPass Inc.

CONTACT: Investor Relations Tim Shanahan 650-232-4260 Director, Investor Relations ir@iPass.com	Media Relations John Sidline 503-624-2333 Manager, Corporate Communications pr@ipass.com
Source: iPass Inc.

Exhibit 99.1
iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues	$43,125	$40,394	$87,197	$81,089
Operating expenses:
Network access	10,363	9,195	20,855	18,247
Network operations	5,255	4,682	10,580	9,417
Research and development	4,367	3,150	8,847	6,360
Sales and marketing	13,075	11,267	25,748	22,811
General and administrative	4,623	4,283	8,812	8,510
Amortization of stock-based compensation (a)	315	623	675	1,410
Amortization of intangibles (b)	591	—	1,183	—

Total operating expenses	38,589	33,200	76,700	66,755

Operating income	4,536	7,194	10,497	14,334

Other income, net	951	412	1,724	903

Income before income taxes	5,487	7,606	12,221	15,237

Provision for income taxes	2,156	3,117	4,801	6,051

Net income	$3,331	$4,489	$7,420	$9,186

Net income per share:
Basic	$0.05	$0.07	$0.12	$0.15
Diluted	$0.05	$0.07	$0.11	$0.14
Number of shares used in per share calculations:
Basic	62,962,553	60,477,687	62,642,122	59,912,881
Diluted	66,133,063	65,851,960	65,929,120	65,409,714

A reconciliation between net income on a GAAP basis and non-GAAP net income is as follows:

GAAP net income	$3,331	$4,489	$7,420	$9,186
(a) Amortization of stock-based compensation	315	623	675	1,410
(b) Amortization of intangibles	591	—	1,183	—

Non-GAAP net income	$4,237	$5,112	$9,278	$10,596

A reconciliation between diluted net income per share on a GAAP basis and non-GAAP diluted net income per share is as follows:

GAAP diluted net income per share	$0.05	$0.07	$0.11	$0.14
Per share effect of amortization of stock-based compensation and intangibles	0.01	0.01	0.03	0.02

Non-GAAP diluted net income per share	$0.06	$0.08	$0.14	$0.16

Exhibit 99.1
iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $250 at June 30, 2005	$30,397	$34,395
Short-term investments	139,048	117,940
Accounts receivable, net	25,210	23,884
Prepaid expenses and other current assets	2,087	3,161
Deferred income tax assets	4,467	8,642

Total current assets	201,209	188,022
Property and equipment, net	9,631	10,111
Other assets	1,277	1,224
Acquired intangibles, net	9,960	11,143
Goodwill	20,013	20,013

Total assets	$242,090	$230,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,926	$9,154
Accrued liabilities	13,748	14,137

Total current liabilities	23,674	23,291

Total liabilities	23,674	23,291

Stockholders’ equity:
Common stock	64	63
Additional paid-in capital	243,566	240,629
Deferred stock-based compensation	(1,061)	(1,782)
Accumulated other comprehensive income (loss)	(309)	(424)
Accumulated deficit	(23,844)	(31,264)

Total stockholders’ equity	218,416	207,222

Total liabilities and stockholders’ equity	$242,090	$230,513